CENTRE FUNDS

Amendment to Investment Advisory Agreement

This Amendment dated as of August 21, 2020 (this “Amendment”) is to the Investment Advisory Agreement dated as of July 20, 2016 (the “Agreement”), between Centre Funds (the “Trust”), on behalf the Centre Global Infrastructure Fund, a series of the Trust, and Centre Asset Management, LLC (the “Adviser”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Schedule A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

CENTRE ASSET MANAGEMENT, LLC		CENTRE FUNDS, on behalf of the Centre Global Infrastructure Fund

By:		By:
Name:	James A. Abate	Name:	James A. Abate
Title:	Managing Director	Title:	President

Schedule A

Fund	Advisory Fee	Board Approval Date	Effective Date
Centre Global Infrastructure Fund	0.85%	May 22, 2020	August 21, 2020

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